Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eiger BioPharmaceuticals, Inc.

We consent to the use of our report dated May 13, 2016, with respect to the consolidated balance sheets of Eiger BioPharmaceuticals, Inc. (“Private Eiger”) as of December 31, 2015 and 2014, and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows, for each of the years in the three-year period ended December 31, 2015, included in the Form 8-K/A, filed on May 13, 2016 and June 17, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Registration Statement and Prospectus.

/s/ KPMG LLP

San Francisco, California

June 17, 2016